Exhibit No. 21.1

Subsidiaries of Petroleum Development Corporation

Company Name	State or Country in which Incorporated or Organized

Riley Natural Gas Company	West Virginia
Unioil	Nevada
PDC Mountaineer, LLC	Delaware